IMAX CORPORATION
EXHIBIT 10.1
EMPLOYMENT AGREEMENT
          This Employment Agreement dated and effective as of June 5, 2009 (the “Agreement”), is made between
IMAX CORPORATION
a corporation incorporated
under the laws of Canada
(hereinafter referred to as the “Company” )
OF THE FIRST PART
And
GARY MOSS
of the City of Etobicoke in the
Province of Ontario
(hereinafter referred to as the “Executive”)
OF THE SECOND PART
          WHEREAS, the Company wishes to enter into this Agreement to engage the Executive to provide services to the Company, and the Executive wishes to be so engaged, pursuant to the terms and conditions hereinafter set forth;
          AND WHEREAS the Executive is engaged to provide services to the Company as its Chief Operating Officer;
          NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:
1.     EMPLOYMENT AND DUTIES
1.1     Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve, as Chief Operating Officer of the Company, upon the terms and conditions herein contained. The Executive’s primary responsibilities shall be to organize and manage the operations generally of the Company and to perform such other duties commensurate with his position with the Company as are reasonably designated by the Chief Executive Officer of the Company. The Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Chief Executive Officer of the Company. The Executive shall report to the Chief Executive Officer of the Company on all of his activities.
1.2     Exclusive Services. Except as may otherwise be approved in advance by the Chief Executive Officer of the Company, the Executive shall devote his full working time throughout his employment herein) to the services required of him hereunder. The Executive shall render his services exclusively to the Company and its subsidiaries and affiliates, and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position.
1.3     Term of Employment. The Executive’s employment under this Agreement shall commence on July 20, 2009 (the “Commencement Date”) and shall terminate on the termination of the Executive’s employment pursuant to this Agreement. The period commencing as of the Commencement Date and ending on the termination of the Executive’s employment under this Agreement is hereinafter referred to as the “Employment Term”.
1.4     Place of Employment. During the Employment Term the Executive will be based at the Company’s offices in Mississauga with regular travel to the offices of the Company in New York, Los Angeles, and other parts of the world, as required.
1.5     Reimbursement of Expenses. The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by him in the fulfilment of his duties hereunder in accordance with Company practices consistently applied.
2.     COMPENSATION
2.1     Base Salary. During his employment under this Agreement, the Executive shall be paid a base salary (“Base Salary”) of no less than Cdn $400,000 subject to annual review as part of the Company’s performance review process. The Executive shall be paid no less frequently than monthly in accordance with the Company’s payroll practices.
2.2     Bonus. In addition to the Base Salary, the Executive shall be entitled to participate in the management bonus plan of the Company which applies to senior executives of the Company. The Executive shall participate in that plan on the basis that the target annual bonus pool eligibility of the Executive shall be 50% of his Base Salary (the “Target Bonus”) in any year, which will entitle the Executive to earn a bonus, according to the terms of the bonus plan, of up to 75% of his Base Salary. Notwithstanding the foregoing, the bonus to be paid to the Executive in respect of 2009 shall be not less than 50% of the Target Bonus, prorated for 2009, (the “Guaranteed Bonus”), which shall be paid at the time bonuses are scheduled to be paid to other senior managers participating in the plan, normally in March of the following year. The Executive acknowledges that the said bonus plan may be changed from time to time by the Company without notice to or any requirement to obtain the consent of the Executive and without the Executive having any claim against the Company with respect to any changes thereto, including any claims of constructive dismissal. Following any changes to the said plan, the Executive will be given notice of the changes in the same manner as are other executives of the Company of the Executive’s stature.
2.3     Stock Options. Effective as soon as is practicable after the Commencement Date, the Executive shall be granted non-qualified options (the “Options”) to purchase 75,000 shares of common stock of the Company (the “Common Shares”), at an exercise price per Common Share equal to the Fair Market Value, as defined in the Company’s Stock Option Plan (the “Option Plan”). The Options shall vest and become exercisable according to the following schedule:

On the first anniversary of the grant date	10%
On the second anniversary of the grant date	15%
On the third anniversary of the grant date	20%
On the fourth anniversary of the grant date	25%
On the fifth anniversary of the grant date	30%
The Options granted hereunder shall be subject to the terms and conditions of the Option Plan and the stock option agreement to be entered into between the Company and the Executive as of the applicable date of grant pursuant to, and in accordance with, the terms of the Option Plan.
3.     EXECUTIVE BENEFITS
3.1     General. The Executive shall, during his employment, receive Executive benefits including vacation time, medical benefits, disability and life insurance, all at least consistent with those established by the Company for its other key executives at a level commensurate with that of the Executive. Without limitation, however, the Executive shall be entitled to the following benefits:
(i)	four (4) weeks’ paid vacation in each year of employment, increasing in accordance with the Company’s vacation policy;

(ii)	such audio/visual, computer, fax, cellular telephone and other like equipment as may be necessary in connection with the performance of the Executive’s responsibilities shall be made available to the Executive; and

(iii)	a monthly automobile allowance of Cdn$ 850.00, together with all associated operating expenses.
4.     TERMINATION OF EMPLOYMENT
          Definitions. As used in this Article 4, the following terms have the following meanings:
          (a)     “Termination Payment” means each of the following amounts to the extent that such amounts are due to be paid to and including the date upon which the Executive’s employment is terminated (i) Base Salary and automobile allowance, (ii) unreimbursed business expenses as outlined in Section 1.5, (iii) any amounts to be paid pursuant to the terms of any benefit plans of the Company in which the Executive participates or pursuant to any policies of the Company applicable to the Executive, and (iv) any outstanding vacation pay calculated up to and including such date.

          (b)     “Without Cause” means termination of the Executive’s employment by the Company other than for Cause (as defined in Section 4.2), death or disability (as set forth in Section 5).
4.1     Termination Without Cause
4.1.1     General. Subject to the provisions of Sections 4.1.2, 4.1.3 and 6, if, , the Executive’s employment is terminated at any time by the Company Without Cause, the Company shall pay the Termination Payment within thirty (30) days of the date of termination and shall continue to pay the Executive the Base Salary and automobile allowance for the remainder of the severance period, which, for the first year of employment shall be equal to six (6) months in duration, increasing by one (1) month for each additional year of employment to a maximum of twenty (20) months (such period being referred to hereinafter as the “Severance Period”), either at such intervals as the same would have been paid had the Executive remained in the active service of the Company or, at the option of the Company, by immediate payment to the Executive. Upon any termination, the Executive shall also be entitled to continue to receive his employment benefits referred to in Section 3.1, other than disability and life insurance, at the Company’s expense (to the extent paid for by the Company as at the date of termination) and subject to the consent of the applicable insurers.
The Executive agrees that the Company may deduct from any payment of Base Salary to be made during the Severance Period the benefit plan contributions which are to be made by the Executive during the Severance Period in accordance with the terms of all benefit plans for the minimum period prescribed by law. The Executive shall have no further right to receive any other compensation or benefits after such termination of employment except as are necessary under the terms of the Executive benefit plans or programs of the Company or as required by applicable law. Payment of the Termination Payment, Base Salary and automobile allowance during the Severance Period and the continuation of the aforementioned Executive benefits during the Severance Period as outlined above shall be deemed to include all termination and severance pay to which the Executive is entitled pursuant to applicable statute law and common law. The date of termination of employment Without Cause shall be the date specified in a written notice of termination to the Executive and does not include the Severance Period.
4.1.2     Fair and Reasonable The parties confirm that notice and pay in lieu of notice provisions contained in Subsection 4.1.1 are fair and reasonable and the parties agree that upon any termination of this Agreement Without Cause, the Executive shall have no action, cause of action, claim or demand against the Company or any other person as a consequence of such termination other than to enforce Section 4.1.1.

4.1.3     Conditions Applicable to the Severance Period. If, during the Severance Period, the Executive breaches his obligations under Article 7 of this Agreement, the Company may, upon written notice to the Executive, terminate the Severance Period and cease to make any further payments or provide further benefits as described in Section 4.1.1.
4.2     Termination for Cause; Resignation. The Executive’s employment may be terminated at any time by the Company immediately upon notice for Cause. If, the Executive’s employment is terminated by the Company for Cause, or the Executive resigns from his employment hereunder, the Executive shall only be paid, within 15 days of the date of such termination or resignation, the Termination Payment, then due to be paid. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the Executive benefit plans or programs of the Company. The date of termination for Cause shall be the date specified in a written notice of termination to the Executive, which notice shall set forth the basis for the termination. The date of resignation shall be sixty (60) days following the date or receipt of notice of resignation from the Executive to the Company.
4.3     Cause. Termination for “Cause” shall mean termination of the Executive’s employment because of:
(i)	the cessation of the Executive’s ability to work legally in the United States or Canada other than for reasons not within the Executive’s reasonable control;

(ii)	any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement, which breach has not been remedied within thirty (30) days after written notice specifying such breach has been given to the Executive by the Company;

(iii)	the continued failure or refusal of the Executive to perform the duties reasonably required of him as Chief Operating Officer, which failure or refusal has not been remedied within thirty (30) days after written notice specifying such failure or refusal has been given to the Executive

(iv)	any material violation by the Executive of any Canadian or United States federal, provincial, state or local law or regulation applicable to the business of the Company, which violation is injurious to the financial condition or business reputation of the Company or the Executive’s conviction of a felony or commission of an indictable offense for which he is not pardoned, or any perpetration by the Executive of a common law fraud;

(v)	any other action by the Executive which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company, or which results in a violation by the Company of any Canadian or United States federal, provincial, state or local law or regulation applicable to the business of the Company, which violation is injurious to the financial condition or business reputation of the Company.

5.     DEATH OR DISABILITY
          In the event of termination of employment by reason of death or Permanent Disability (as hereinafter defined), the Executive (or his estate, as applicable) shall be paid the Termination Payment then due to be paid within thirty (30) days of the date of such termination of employment. Both the employment of the Executive and the entitlement of the Executive to be paid amounts under Section 4.1.1, in respect of the Severance Period, shall terminate immediately and without notice upon his death or upon his Permanent Disability (as hereinafter defined). Any benefits thereafter shall be determined in accordance with the benefit plans maintained by the Company, and the Company shall have no further obligation hereunder. For purposes of this Agreement, “Permanent Disability” means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all his duties under this Agreement as an Executive of the Company, which disability or infirmity shall exist for any continuous period of 180 days. The parties agree that such Permanent Disability cannot be accommodated short of undue hardship.
6.     MITIGATION
          Subject to Section 7.1 and 7.2, the Executive shall be required to mitigate the amount of any payment provided for in Section 4.1.1 by seeking other employment or remunerative activity reasonably comparable to his duties hereunder. Upon the date of the Executive’s obtaining such other employment or remunerative activity any payment of the remaining portion of the Executive’s Base Salary, to be made by the Company under Section 4.1.1 will be reduced by a total of one half (1/2). The Executive shall be required as a condition of any payment under Section 4.1.1 (other than the Termination Payment) promptly to disclose to the Company any such mitigation compensation.
7.     NON-SOLICITATION, CONFIDENTIALITY, NON-COMPETITION
7.1     Non-solicitation. For so long as the Executive is employed by the Company and continuing for two years thereafter, notwithstanding whether the Executive’s employment is terminated with or Without Cause or whether the Executive resigns, the Executive shall not, without the prior written consent of the Company, directly or indirectly, for the Executive’s own benefit or the benefit of any other person, whether as a sole proprietor, member of a partnership, stockholder or investor (other than a stockholder or investor owning not more than a 5% interest), officer or director of a corporation, or as a trustee, executive, associate, consultant, principal or agent of any person, partnership, corporation or other business organization or entity other than the Company: (x) solicit or endeavour to entice away from the Company, any person or entity who is, or, during the then most recent 12-month period, was employed by, or had served as an agent or consultant of the Company; or (y) solicit, endeavour to entice away or gain the custom of, canvass or interfere in the Company’s relationship with any person or entity who is, or was within the then most recent 12-month period, a supplier, customer or client (or reasonably anticipated to become a supplier, customer or client of the Company) and with whom the Executive had dealings during his employment with the Company. The Executive confirms that all restrictions in this Section are reasonable and valid and waives all defences to the strict enforcement thereof.
7.2     Non-Competition For so long as the Executive is employed by the Company and continuing for a period of two years after the date of the termination of the employment of the Executive with the Company, notwithstanding whether the Executive’s employment is terminated with or Without Cause or whether the Executive resigns, the Executive shall not, without the prior written consent of the Company, directly or indirectly anywhere within Canada, the United States, Europe or Asia, as a sole proprietor, member of a partnership, stockholder or investor (other than a stockholder or investor owning not more than a 5% interest), officer or director of a corporation, or as a trustee, Executive, associate, consultant, principal or agent of any person, partnership, corporation or other business organization or entity other than the Company, render any service to or in any way be affiliated with a competitor (or any person or entity that is, at the time the Executive would otherwise commence rendering services to or become, affiliated with such person or entity, reasonably anticipated to become a competitor) of the Company (a “Competitor”), which is engaged or reasonably anticipated to become engaged in designing or supplying technology for movie theatres, designing or distributing projection or sound systems for movie theatres, designing or supplying digital or other electronic film projection systems (regardless of image delivery system used) or sound technology. The Executive confirms that all restrictions in this Section are reasonable and valid and waives all defenses to the strict enforcement thereof.
7.3     Confidentiality. The Executive covenants and agrees that he will not at any time during employment hereunder or thereafter, except in performance of his obligations to the Company hereunder or with the prior written consent of the senior operating officer of the Company, directly or indirectly, disclose or use any secret or confidential information that he may learn or has learned by reason of his association with the Company. The term “confidential information” includes information not previously disclosed to the public or to the trade by the Company’s management, or otherwise in the public domain, with respect to the Company’s products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information, business plans, prospects or opportunities, but shall exclude any information which (i) is or becomes available to the public or is generally known in the industry or industries in which the Company operates other than as a result of disclosure by the Executive in violation of his agreements under this Section 7.3 or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. The Executive confirms that all restrictions in this Section 7.3 are reasonable and valid and waives all defences to the strict enforcement thereof.

7.4     Exclusive Property. The Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents regardless of the form of their records kept or made by Executive relating to the business of the Company shall be and remain the property of the Company, and shall be promptly returned by the Executive to the Company upon any termination of employment.
7.5     Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a material breach of any of the covenants contained in Article 7 will result in material and irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and/or a preliminary, interim or permanent injunction restraining the Executive from engaging in activities prohibited by Article 7 or such other relief as may be required specifically to enforce any of the covenants in Article 7. The Executive waives any defences to the strict enforcement by the Company of the covenants contained in Article 7. If for any reason it is held that the restrictions under Article 7 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in Article 7 as will render such restrictions valid and enforceable.
7.6     Representation. The Executive represents and warrants that he is not subject to any non-competition covenant or any other agreement with any party which would in any manner restrict or limit his ability to render the services required of him hereunder.
8.     MISCELLANEOUS
8.1     Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:	Imax Corporation
2525 Speakman Drive
Mississauga, Ontario
L5K 1B1

Facsimile: (905) 403-6468
Attention: Legal Department

To the Executive:	GARY MOSS
19 Princess Anne Crescent
Etobicoke, Ontario
M9A 2N9
All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery, upon receipt or (ii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

8.2     Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. The parties agree that Sections 4, 5, 6 and 7 shall survive the termination of this Agreement.
8.3     Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, if any are permitted by law and provided that the Company and its assignee shall each remain liable to the Executive in the event of any assignment, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive. The Executive expressly agrees that the Company may assign any of its rights, interest or obligations hereunder to any affiliate without the consent of the Executive; provided, however, that no such assignment shall relieve the assignor of any of its obligations hereunder.
8.4     Entire Agreement: Amendment. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive. This Agreement may only be amended at any time by mutual written agreement of the parties hereto.
8.5     Withholding. The payment of any amount pursuant to this Agreement shall be subject to any applicable withholding and payroll taxes, and such other deductions as may be required under applicable law or the Company’s Executive benefit plans, if any.

8.6     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein without regard to principles of conflicts of laws.
          IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Agreement as of the 5th day of June, 2009.

IMAX CORPORATION:
By:	/s/ Ed MacNeil seal
	Name:	Ed MacNeil
	Title:	Senior Vice President, Finance

By:	/s/ G. Mary Ruby
	Name:	G. Mary Ruby
	Title:	Exec. VP, Corporate Services & Corporate Secretary

SIGNED, SEALED AND DELIVERED	EXECUTIVE:
in the presence of:

/s/ Paula Moss	/s/ Gary Moss

Witness	Gary Moss